Exhibit 11 - Statement re: Computation of per share loss







                                                     Years ended
(In thousands, except per share amounts)             December 31,
                                                     -----------
                                            1996                      1995
                                       -------------              -------------

Average shares outstanding                    3,993                      3,820

Net effect of common stock,
stock options and warrants -
based on the treasury stock
method using estimated
initial public offering price                   391                        391
                                       -------------              -------------

Total                                         4,384                      4,211
                                       =============              =============
                                       -------------              -------------
Net loss                               $     (4,492)              $     (2,685)
                                       =============              =============

Per share amount                       $      (1.02)              $      (0.64)
                                       =============              =============